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                                                                    EXHIBIT 21.1

                                  ULTRAK, INC.

                          SUBSIDIARIES OF ULTRAK, INC.


1.   Ultrak Operating, L.P., a Texas limited partnership

2.   Ultrak GP, Inc., a Delaware corporation

3.   Ultrak LP, Inc., a Delaware corporation

4.   Diamond Electronics, Inc., an Ohio corporation, dba Ultrak Ohio

5.   Ultrak Holdings Limited, a United Kingdom private limited liability company

6.   Ultrak France, SAS (f/k/a Groupe Bisset, S.A.), a French corporation

7.   Ultrak (Asia Pacific) Pty. Ltd., an Australian corporation

8.   VideV GmbH, a German corporation, dba Ultrak Germany

9.   Monitor Dynamics, Inc. a California corporation

10. Intervision Express Limited, a United Kingdom private limited liability company

11.  Security Procurement, B.V., a Dutch corporation

12. Ultrak South Africa (f/k/a Philtech Electronic Services), a South African corporation

13.  Casarotto Security, SpA, an Italian company

14.  Videosys Ltd., a United Kingdom private limited liability company

15.  Ultrak Asia Pte. Ltd., a Singapore company

16.  Ultrak Europe, N.V., a Belgium company

17.  Ultrak Benelux, N.V., a Belgium company

18.  Security Warranty, Inc., a Texas corporation

19.  ABM Data Systems, Inc., a Texas corporation

20.  Mach Security, Sp.z. O.O, a polish limited liability company

21.  MCS-ULTRAK, S.A., a Swiss company

22.  Security Procurement France, S.A., a French corporation